[Letterhead of Murphy & Murphy, CPA, LLC]

                        INDEPENDENT AUDITORS' CONSENT



November 14, 2002


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Wizzard Software Corporation, a Colorado corporation (the "Registrant"), SEC File No. 333-69415, to be filed on or about November 15, 2002, covering the registration and issuance of 1,000,000 shares of common stock to participants in the Company's Stock Option Plan

Ladies and Gentlemen:

          We hereby consent to the use of our report for the year ended December 31, 2000, dated February 19, 2001, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

/s/ Murphy & Murphy

Murphy & Murphy, CPA LLC
Certified Public Accountants